                               CELGENE CORPORATION

                              AMENDED AND RESTATED

                           CERTIFICATE OF DESIGNATION

                                       OF

                              SERIES A CONVERTIBLE

                                 PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)

                   We, John W. Jackson and Sanford Kaston, the Chairman of the Board and Chief Executive Officer and the Assistant Secretary, respectively, of Celgene Corporation, a Delaware corporation, in accordance with the provisions of Section 103 of the Delaware General Corporation Law do hereby certify that:

               1.  The  name  of  the   corporation   (hereinafter   called  the
"Corporation") is CELGENE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware.

               2. The Certificate of Incorporation (as amended) authorizes the issuance of 5,000,000 shares of Preferred Stock of a par value of $.01 each and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

               3. A Certificate of Designation setting forth the rights and privileges with respect to the Series A Convertible Preferred Stock, $.01 par value per share, of the Corporation and designating Four Hundred Twenty (420) of the 5 Million (5,000,000) authorized shares of Preferred Stock as Series A Convertible Preferred Stock, $.01 par value per share, was filed with the Secretary of State of the State of Delaware on March 6, 1996. This Amended and Restated Certificate of Designation amends and restates the Certificate of Designation that was filed on March 6, 1996.

               4. The following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Corporation on March 11, 1996, which constituted all necessary action on the part of the Company for adoption of such resolutions.

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




               RESOLVED, that Five Hundred and Twenty (520) of the 5 Million (5,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series A Convertible Preferred Stock, $.01 par value per share, and shall possess the rights and privileges set forth below:

               Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock") and the number of shares constituting the Series A Convertible Preferred Stock (the "Shares") shall be 520; such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Shares to a number less than the number of shares then outstanding.


               Section 2. Rank. The Series A Convertible Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.01 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series A Convertible Preferred Stock (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock ("Parity Securities") and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Convertible Preferred Stock ("Senior Securities"); in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions");

               Section 3. Dividends. The Series A Convertible Preferred Stock will bear no dividends, and the holders of the Series A Convertible Preferred Stock shall not be entitled to receive dividends on the Series A Convertible Preferred Stock.

               Section 4. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary ("an Event"), the holders of Shares shall be entitled to receive, immediately after any distributions to Senior Securities and prior and in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $50,000 for each outstanding Share (the "Original Series A Issue Price") and (ii) an amount equal to 4.9% of the Original Series A Issue Price per annum for the period that has passed since the date of issuance of any Series A Convertible Preferred Stock (such amount being referred to herein as the "Accretion"). If upon the occurrence of such Event, the assets and funds thus distributed among the holders of the Series A
Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Convertible Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation

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

legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any Certificate(s) of Designation.

               (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

               (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 4, but shall instead be treated pursuant to Section 5(f)(ii) hereof.

               Section 5.  Conversion.

The record Holders of this Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. The record holder of the Series A Convertible Preferred Stock shall be entitled, as set forth below, and, subject to the Company's right of redemption set forth in Section 6 and the restrictions on conversion set forth in Section 5(b) below, to convert the Shares held by such holder into that number of fully-paid and nonassessable shares of the Common Stock at the Conversion Rate as set forth below. The minimum number of Shares that may be converted is the lesser of (i) Two Shares or (ii) all of the Holder's remaining Shares. The rate at which Shares may be converted into shares of Common Stock is hereinafter referred to as the "Conversion Rate" and is computed as follows:

Number of shares of Common Stock issued upon conversion of one share of Preferred Stock = Principal Conversion Rate + Accretion Conversion Rate, where

"Principal Conversion Rate" =                  Issue Price
                                             ----------------
                                             Conversion Price

and "Accretion Conversion Rate =     (.049)(N/365)(Issue Price)
                                     --------------------------
                                     Accretion Conversion Price

where

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           N = the number of days between (i) the date that,  in connection with the consummation of the initial purchase of the Preferred Stock from the Company, the escrow agent first had in its possession funds
           representing   full  payment  for  the  Preferred   Stock  for  which
           conversion is being elected, and (ii) the Date of Conversion;

           Issue  Price = the  Original  Series A Issue  Price,  as  defined  in
           Section 4(a);

           Accretion Conversion Price equals the average Closing Price for the Common Stock as that term is defined below, for the 30 calendar days prior to the Date of Conversion; and

           Conversion Price = the lesser of (x) $18.81 (the "Fixed Conversion Price")(which equals 110% of $17.1, which is the average closing price for the seven (7) trading days ending on February 29, 1996), or
           (y) 90% of the average Closing Price, as that term is defined below, of the Company's Common Stock for the seven (7) trading days immediately preceding the Date of Conversion. For purposes hereof, the term "Closing Price" shall mean the closing price of the Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded).

        (b) Restrictions on Conversion. No shares of Series A Convertible Preferred Stock may be converted prior to 60 days after the Last Closing (as defined in the Subscription Agreement). Thereafter, (subject to the effectiveness of the S-3 Registration Statement as defined in the Subscription Agreement) each Holder of Series A Convertible Preferred Stock may convert one-third of his shares of Series A Convertible Preferred Stock on or after the 60th day after the Last Closing, an additional one-third on or after the 90th day after the Last Closing, and all additional remaining Series A Convertible Preferred Stock on or after the 120th day after the Last Closing.

        (c) Mechanics of Conversion. In order to convert Series A Convertible Preferred Stock into shares of Common Stock, the holder shall (i) fax a copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Company at the office of the Company and to American Stock Transfer & Trust Company (the "Exchange Agent") that he elects to convert the same, which notice shall specify the number of shares of Series A Convertible Preferred Stock to be converted and shall contain a calculation of the Conversion Rate (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline") on the Date of Conversion specified on the Notice of Conversion and
(ii) surrender the original certificate or certificates therefor, duly endorsed, and the original Notice of Conversion, no later than Midnight (New York City
Time) the next business day, to a common courier for overnight delivery or (if overseas) 2-day delivery to the Exchange Agent. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series A Convertible Preferred Stock are delivered to the Exchange Agent as provided above, or the Holder notifies the Exchange Agent that such certificates have been lost, stolen or destroyed and such Holder provides such indemnity as is reasonably acceptable to the Company with respect to such lost, stolen or destroyed certificate. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error. No fractional shares of Common Stock shall be issued upon conversion of this Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall round up to the nearest whole share.

        The Company shall issue and deliver or cause to be issued and delivered within three (3) business days after delivery to the Exchange Agent of such certificates, or after the holder has furnished such indemnity such holder of Series A Convertible Preferred Stock at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as provided in Section 5(a) above. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company and the Exchange Agent before midnight, New York City time, on the Date of Conversion and (ii) that the stock certificates (the "Preferred Stock Certificates") representing the Series A Convertible Preferred Stock to be converted are received by the Exchange Agent within five (5) business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Series A Convertible Preferred Stock Certificates to be converted are not received by the Exchange Agent or the Company within five (5) business days after the Date of Conversion, the Company may, at its option, treat the Notice of Conversion as null and void.

        (d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (e) Automatic Conversion. Each share of Series A Convertible Preferred Stock outstanding two years from the Date of the Last Closing automatically shall be converted into Common Stock on such date at the Conversion Price then in effect and two years

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

from the Date of the Last Closing shall be deemed the Date of Conversion with respect to such Shares then outstanding provided that, if such date is not a business day, the next following business day shall be the operative date.

        (f)    Adjustment to Fixed Conversion Price.

               In computing the Fixed Conversion Price for purposes of Section 5(a):

               (i) If, prior to the conversion of all of the Series A Convertible Preferred Stock, the number of outstanding shares of Common Stock is adjusted by a stock split stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately adjusted.

               (ii) If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series A Convertible Preferred Stock held by such Holders had the Holders converted their Series A Preferred to Common immediately prior to such merger, consolidation, exchange of shares, recapitalization or reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Fixed Conversion Price and of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter be deliverable upon the conversion of Series A Convertible Preferred Stock. The Company shall not effect any transaction described in this subsection 5(f) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series A Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series A Convertible Preferred Stock may be entitled to purchase.

               (iii) If any adjustment under this Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share (on an aggregate basis) shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be rounded to the next higher number of shares.

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



               Section 6. Redemption by Company; Lock Up.

        (a) Company's Right to Redeem or Lock Up Conversion in the Event of Conversion.

               (i) Redemption Upon Receipt of Notice of Conversion. In the event the average Closing Price of the Company's Common Stock on the NASDAQ for the seven (7) trading days immediately preceding the Date of Conversion shall be at or less than the Fixed Conversion Price, the Company shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Section 5, to redeem in whole or in part any Series A Convertible Preferred Stock submitted for conversion, immediately prior to conversion. If the Company elects to redeem some, but not all, of the Series A Convertible Preferred Stock submitted for conversion, the Company shall redeem from among the Series A Convertible Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each shareholder so submitting Series A Convertible Preferred Stock for conversion.

        In the case of a redemption under this Section 6(a)(i), the redemption price shall equal the sum of the Principal Redemption Price plus the Accretion, where:

               Principal Redemption Price =

                          Issue Price x Closing Price on Date of Conversion
                          -------------------------------------------------
                                           Conversion Price

        In the event of redemption, the Accretion is payable, at the Company's option, in cash or Common Stock. If the Accretion is paid in Common Stock, the number of shares for such payment shall be calculated in accordance with the following formula:

                                    Accretion
                                    ---------
                           Accretion Conversion Price


               where "N," "Issue Price," "Closing Price", "Accretion Conversion Price" and "Conversion Price" have the meanings set forth in
               Section 5, and  "Accretion"  has the meaning set forth in Section
               4.

               (ii) Redemption or Lockup Below Soft Floor Price. In the event the Closing Price per share shall be at or less than $11.50 (the "Soft Floor Price"), for each of the five (5) trading days preceding the date of submission of a Notice of Conversion by a Holder, the Company shall have the right, in its sole discretion, upon receipt of such Notice of Conversion pursuant to Section 5, to elect, in lieu of conversion, either (A) or (B), as follows:

                      A. The Company may elect to declare such conversion null and



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                      void,  and declare  that no  conversion  of any  Preferred
                      Stock that is included in the Notice of Conversion (the "Affected Preferred Stock") shall be permitted for the subsequent ninety (90) day period (the "90 Day Lock Up Period"). In the event the Company declares a 90 Day Lock Up Period, the Company shall issue within 10 business days, to the Holder of the Affected Preferred Stock warrants ("90 Day Lock Up Warrants"), to purchase Common Stock of the Company, as follows:

                                    Terms of 90 Day Lock Up Warrant

                             - the 90 Day Lock Up Warrant shall entitle the holder to purchase a number of shares of common stock equal to 10% of the number of shares of Common Stock that would have been issued upon conversion of the Affected Preferred Stock at the Soft Floor Price.

                             - the strike price of the 90 Day Lock Up Warrant shall equal the Soft Floor Price.

                             - the term of the 90 Day Lock Up Warrant shall be two (2) years.

                      The Company may, in its discretion, offer ("180 Day Lock Up Offer") to provide another warrant ("180 Day Lock Up Warrant"), in addition to the 90 Day Lock Up Warrant, to purchase Common Stock of the Company, to the Holder of Affected Preferred Stock in exchange for such Holder's agreement to forebear from converting its Affected
                      Preferred Stock for an additional 90 days beyond the 90 Day Lockup Period (a "180 Day Lockup Period"). The Holder, in its discretion, may accept or reject the 180 Day Lock Up Offer. The Company shall issue to the Holder, within 10 business days of Holder's written acceptance of a 180 Day Lock Up Offer, a 180 Day Lock Up Warrant, the terms of which shall be equivalent to the terms of a 90 Day Lock Up Warrant.

                      After any 90 Day Lock Up Period or 180 Day Lock Up Period (as applicable), the Investor shall again be entitled to convert the Affected Preferred Stock pursuant to the terms of Section 5 above, without any further lock up restrictions.

                      B.  Redeem  such  Affected  Preferred  Stock  pursuant  to
                      Section 6(a)(i).


                                       8
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               (iii)  Mechanics  of  Redemption  or  Lock  Up.  Any  shareholder considering submitting Preferred Stock for conversion at such time as the Company's right of redemption under Section 6(a)(i) or lock up under Section 6(a)(ii) is or may be in effect may provide notice to the Company by facsimile, of his possible desire to convert a specified number of Shares, and ask the Company to determine whether or not the Company would exercise its right of redemption or lock up if the Shares were submitted for conversion. The Company shall respond within two (2) business days of the date of receipt of that notice, and state whether it would redeem or lock up the Shares, in whole or in part, or allow conversion into Common Stock without redemption or lock up, which election will be applicable to conversion by such shareholder of the number of Shares specified in his notice within the next five business days after the date of the Company's response. Failure of the Company to respond within the two (2) business day period shall be deemed an election by the Company not to redeem or lock up the Shares covered by that notice if submitted for conversion within the next five business days. If the holder does not provide advance notice of intention to convert as contemplated in this section (iii), the Company may effect redemption or lock up of Shares submitted for conversion by giving notice of its election to redeem or lock up, by facsimile within 2 business days following receipt of a Notice of Conversion from a Holder, with a copy by overnight or 2-day courier, to (A) the Holder of Series A Convertible Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series A Convertible Preferred Stock and (B) the Exchange Agent. Such notice shall indicate whether the Company will redeem or lock up all or part of the Series A Convertible Preferred Stock submitted for conversion.

The Company shall not be entitled to exercise its right to redeem shares submitted for conversion under this Section 6(a) unless it has (x) the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the redemption price, with a bank or similar financial institution on the date the redemption notice is sent to Holders.

        (b) Company's Right to Call Redemption if the Price of the Company's Common Stock Is Greater Than the Fixed Strike Price. The Company shall have the right to redeem the Series A Convertible Preferred Stock on the following terms and conditions:

                      (i) at any time after nine (9) months  following  the Last
               Closing Date, if the average closing price of the Company's Common Stock for the seven (7) trading days immediately preceding the Notice Date (as defined below) is greater than the Fixed Conversion Price, the Company may, in its discretion, give written notice that it intends, at least thirty (30) but no more than forty five (45) business days from the date of such notice ("Notice Date") to redeem the Series A Convertible Preferred Stock at the redemption price listed in 6(b)(iii) below. The Company may elect to




                                       9
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               redeem some,  but not all, of the Series A Convertible  Preferred
               Stock, but in no event less than $1,500,000 per redemption. If the Company elects to redeem some, but not all, of the Series A Convertible Preferred Stock, the Company shall redeem a pro-rata amount from among all the Series A Convertible Preferred Stock holders. The holders of the Preferred Stock shall have the right to convert their Preferred Stock until the redemption date.

                      (ii) Mechanics of Redemption. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile with a copy by overnight or 2-day courier, no less than 30 business days prior to the intended redemption date. Such redemption notice shall indicate whether the Company will redeem all or part of the Series A Convertible Preferred Stock, the effective date of the redemption and the applicable redemption price. The Company shall not be entitled to send any notice of redemption and begin the redemption procedure unless it has (x) the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the redemption price, with a bank or similar financial institution on the date the redemption notice is sent to shareholders. If the Company has met the requirements of the preceding sentence, and a Holder has not submitted his Series A Convertible Preferred Stock for redemption as required by this Section 6(c) by the redemption date, the Company may pay the redemption price described in (iii) below and cancel the Series A Convertible Preferred Stock subject to the redemption notice, and such redeemed Series A Convertible Preferred Stock shall be of no further validity, force or effect.

                      (iii) Redemption Price. In the case of a redemption under this Section 6(b), the redemption price per share of Series A Convertible Preferred Stock shall be as follows:


                         Redemption Price                 Elapsed Time since Last
Closing                  ----------------                 -----------------------
-------
                      130% of Stated Value                       9  months  and  1  day  -  12
months
                      125% of Stated Value                       12  months  and  1  day  - 18
months
                      120% of Stated Value                       18  months  and  1  day  - 24
months

               For purposes of this paragraph, the "Stated Value" shall equal the Original Series A Issue Price plus the Accretion (calculated as of the effective date of such redemption).


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        (c) Payment of Redemption  Price.  The redemption  price for redemptions under either  Section 6(a) or 6(b) above shall be paid to the Holder of Series A
Convertible   Preferred   Stock  redeemed  within  5  business  days  after  the
redemption; provided, however, that the Company shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the Series A Convertible Preferred Stock redeemed are delivered to the Exchange Agent, or the Holder notifies the Company or the Exchange Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

Section 7. Voting Rights. The holders of the Series A Convertible Preferred Stock have no voting rights except as required by the General Corporation Law of the State of Delaware.

Section 8. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock in a manner not contemplated hereby so as to affect adversely the Series A Convertible Preferred Stock.

Section 9. Status of Redeemed or Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be redeemed or converted pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Convertible Preferred Stock.

               FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of the General Corporation Law of the State of Delaware.

               FURTHER RESOLVED, that the officers of the Corporation be, and each acting individually hereby is, authorized and directed to take all actions necessary and advisable to effect the purpose and intent of the foregoing resolutions.


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        IN WITNESS WHEREOF,  Celgene  Corporation has caused this certificate to be signed by John P. Jackson, its Chairman of the Board and Chief Executive Officer, and attested by Sanford Kaston, its Assistant Secretary, this 11th day of March, 1996.


                            CELGENE CORPORATION


                            By ____________________________
                               John W. Jackson
                               Chairman of the Board and Chief Executive Officer

Attest:


By __________________________
      Sanford Kaston
      Assistant Secretary

               Each of the undersigned, the Chairman of the Board and Chief Executive Officer and Assistant Secretary, respectively, of Celgene Corporation, a Delaware corporation, declares under penalty of perjury that the matters set forth in this certificate are true and correct of his own knowledge.

               Executed at Warren, New Jersey on March __, 1996.



                               ____________________________
                               John W. Jackson
                               Chairman of the Board and Chief Executive Officer


                               ____________________________
                               Sanford Kaston
                               Assistant Secretary



                                       12

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